EXHIBIT 23.1

          CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in the registration statement of Ambassadors International, Inc. on Form S-8 of our report, which includes an explanatory paragraph concerning a change in accounting for impairment of long-lived assets in 1996, dated February 9, 1998, except for the first paragraph of Note 12 as to which the date is February 19, 1998, on our audits of the consolidated financial statements of Ambassadors International, Inc. as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997, which report is included in this annual Report on Form 10-K.


                             /s/COOPERS & LYBRAND L.L.P.


          Spokane, Washington
          March 26, 1998